Exhibit 10(t)

Gregory E. Lau
Executive Director

Global Compensation and

Corporate Governance

July 20, 2006

Mr. Robert S. Osborne

564 Maple Street

Winnetka, IL 60093

Dear Bob:

Now that everything is announced and you verbally accepted our offer, I think it would be prudent to have a signed agreement confirming our compensation and benefits arrangement. Your employment as Group Vice President and General Counsel with General Motors Corporation will commence on Friday, September 1, 2006. You will be located at our headquarters office in Detroit, Michigan.

Your starting base salary will be $800,000. Your base salary will be reviewed periodically by the Executive Compensation Committee (ECC) of the Board of Directors and, based on that review, may be adjusted. Your annual cash bonus target will be 90% and payment will be dependent upon corporate performance relative to the performance matrices approved by the ECC, but in no case will your bonus be less than $240,000 for 2006, $720,000 for 2007 and $480,000 for 2008.

You will be eligible to participate in the Company’s Stock Performance Program (SPP), Stock Option plan and the Cash Based Restricted Stock Unit (RSU) plan. Your target value for each of the open periods of 2005-2007 and 2006-2008 will be $550,000 and full participation in these three-year periods will be granted. Following the end of the three year period, shares (if any) are converted to cash including accumulated dividends, and then paid. On September 1, 2006, you will be granted 120,000 shares of Stock Options (with the grant price established as the average of the high and low price of GM $1 2/3 stock on that date) and a special Cash Based RSU grant of 25,000 shares. Both the options and RSUs will vest in equal installments on each of the three annual anniversaries following the grant date. Dividend equivalents will be paid on the unvested RSU shares during the three year period. You will be eligible for participation in these three plans on an annual basis, assuming the Committee continues such plans after they terminate on May 31, 2007.

Health care coverage for you and your eligible dependents during our three-month waiting period will be covered under your COBRA coverage from Jenner & Block. We will reimburse all related premiums.

You will be entitled to the Corporation’s standard package of benefits and perquisites available to executives at your level. A summary of the elements of the benefits package is outlined in the attached. We would like to have one of our benefits experts walk you through all your benefits. Your participation in these plans, as well as any compensation plans will be controlled by the terms of those plans and they can be amended, changed or terminated at any time by the ECC.

As a condition of your acceptance of our offer of employment, you will be required to execute the attached Compensation Statement. Also, please note that executives at your level are expected under the Corporation’s ownership guidelines, to achieve (within five year of hire) a level of ownership equal to three times base salary.

Sincerely,

/s/ Gregory E. Lau

Gregory E. Lau
Executive Director

Global Compensation and

Corporate Governance

cc:	G. R. Wagoner, Jr.

Attachments

I accept this offer of employment with General Motors beginning September 1, 2006.

/s/ Robert S. Osborne	7/20/06
Robert S. Osborne	Date

ESTIMATED TOTAL COMPENSATION AND BENEFITS

Robert S. Osborne

Group Vice President, General Counsel

DIRECT COMPENSATION	AMOUNT	COMMENTS
Annual Base Salary	$800,000	Merit increases as appropriate - reviewed annually.
		Next review in 2007.

Annual Incentive - Target Award*	$720,000	Target award (annual bonus) is 90% of annual base salary. Payment may vary from zero to an uncapped percentage of target based on Corporate, region and individual performance. The annual incentive is payable in cash lump sum in January following the performance year.

Guarantee Target Bonus - 24 months
$240,000 paid January 31, 2007
$720,000 paid January 31, 2008
$480,000 paid January 31, 2009

Total Annual Cash Compensation - at target	$1,520,000

2007-2009 Stock Performance Program Grant (SPP)*	$550,000 (18,334 shares)

Annual target value of grant. Will grant phantom GM Common stock for SSP plan (2007-2009) with a value of $550,000. Payout may vary from zero to 200% of target plus change in value of stock. Subject to a minimum corporate performance level (based on GM’s Total Shareholder Return relative to each company in the S&P 500). Following the end of the three year period, shares converted to cash including, accumulated dividends, and then paid in cash.

Grant is stock price based on the average mean of GM Common stock during the month of December 2006.

For example at $30 share price - Number of shares - 18,334

Annual Restricted Stock Unit Grant*	$400,000 (13,400 shares)

Annual target value of grant. With an estimated share price of $30, the grant would be 13,400 shares in 2007. Grant will vest in equal installments over the three years from the date of the grant. Dividend equivalents will be paid on the unvested shares during the three year period. Value will be paid in cash.

If you terminate employment prior to vesting the grant will be forfeited.

Dividend Equivalents	$13,400	Forecast based on 13,400 shares shown above.

Annual Stock Option Grant*	$400,000 (40,000 shares)	Potential value est. $10.00 per share (not Black-Scholes), target award of 40,000 shares in the 2007 cycle. GM Common shares granted under option based on market price at date of grant (usually January). Exercisable in three annual installments - 33- 1/3% one year after date of grant, 66- 2/3% after two years and 100% after three years. Normally ten year option term. ISO’s granted to IRS maximum. If you terminate employment within one year after the date of exercise of any stock option, and you are employed by a competitior of the Corporation, you shall pay to the Corporation an amount equal to any gain from such exercise. This amount is due within 30 days of termination.

Total Annual Direct Compensation - at target	$2,883,400

*	Grant amounts and final awards subject to determination by the Executive Compensation Committee of the Board of Directors. Incentive plans may be amended, changed or terminated at any time by the Committee.

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ESTIMATED TOTAL COMPENSATION AND BENEFITS

Robert S. Osborne

Group Vice President, General Counsel

Special One-Time Grants	AMOUNT	COMMENTS
Special Restricted Stock Unit Grant Grant Date - September 1, 2006	$625,000 (25,000 shares) (shares are fixed)	Value based on a share price of $25, target award of 25,000 shares on date of hire. Grant will vest in equal installments over the three years from the date of the grant. Dividend equivalents will be paid on the unvested shares during the three year period. Value will be paid in cash.
If you terminate employment prior to vesting the grant will be forfeited.

Special Stock Option Grant	$1,200,000 (120,000 shares)	Potential value est. $10.00 per share (not Black-Scholes), target award of 120,000 shares on date of hire. GM Common
Grant Date - September 1, 2006	(shares are fixed)	shares granted under option based on market price at date of grant - September 1, 2006. Exercisable in three annual installments - 33- 1/ 3% one year after date of grant, 66- 2/3% after two years and 100% after three years. Normally ten year option term. ISO’s granted to IRS maximum. If you terminate employment within one year after the date of exercise of any stock option, and you are employed by a competitior of the Corporation, you shall pay to the Corporation an amount equal to any gain from such exercise. This amount is due within 30 days of termination.

2005-2007 Stock Performance Program Grant (SPP) Full participation in plan granted	$550,000 (14,056 shares)

Annual target share value. Will grant GM Common stock for SSP plan (2005-2007) with a value of $550,000. Payout may vary from zero to 200% of target plus change in value of stock. Subject to a minimum corporate performance level (based on GM’s Total Shareholder Return relative to each company in the S&P 500). Following the end of the three year period, shares converted to cash including, accumulated dividends, and then paid in cash.

Grant is stock price based on the average mean of GM Common stock during the month of December.

Share price - $39.13

2006-2008 Stock Performance Program Grant (SPP) Full participation in plan granted	$550,000 (26,030 shares)

Annual target share value. Will grant GM Common stock for SSP plan (2006-2008) with a value of $550,000. Payout may vary from zero to 200% of target plus change in value of stock. Subject to a minimum corporate performance level (based on GM’s Total Shareholder Return relative to each company in the S&P 500). Following the end of the three year period, shares converted to cash including, accumulated dividends, and then paid in cash.

Grant is stock price based on the average mean of GM Common stock during the month of December.

Share price - $21.13

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ESTIMATED TOTAL COMPENSATION AND BENEFITS

Robert S. Osborne

Group Vice President, General Counsel

BENEFIT PLANS	AMOUNT	COMMENTS
Flexible Compensation Payment	$1,900	Will receive a $1,900 cash lump sum payment, payable in March 2007, provided that such employee has a service date on or before January 1, 2007 and is on the active salaried roll as of January 15, 2007. Additionally, the executive has the option to purchase up to 5 days off at a cost of $175 per day which is deducted from the lump sum amount. This annual payment helps to offset employee paid costs related to health care, life insurance, supplemental extended disability benefits plus health and dependent care spending accounts. Spending accounts can be elected up to amounts of $5,000 each. Accounts are funded with pre-tax dollars deducted from the executive’s paycheck.
Life Insurance Coverage

- Basic Group Life Insurance	$400,000

Two times annual salary up to a maximum salary of $200,000. Company paid. All salaried employees qualify. There is imputed income on insurance over $50,000. Eligibility commences on the 1st of the third month following date of hire. (Assume hire date of 9/1/2006, eligible for life insurance 12/01/2006)

Additional 50% of Basic Life Insurance is payable for accidental death while on company business.

This benefit is not continued in retirement.

- Supplemental Life Benefit Plan (SLBP)	Part A $1,600,000 Part B $1,200,000

Two times annual salary (Part A) plus two times annual salary in excess of $200,000 (Part B). This benefit is continued in retirement providing you retire at or after age 62 with 10 years participation in the Salaried Retirement Program. Part A reduces to one time annual salary in retirement while Part B reduces at a rate of 2% per month down to an ultimate amount of 1.5% of the amount in force prior to retirement times years of participation. Company provided benefit applicable only to executives. Proceeds taxed as ordinary income to beneficiary. Eligibility commences on the 1st of the third month following date of hire.

(Assume hire date of 9/1/2006, eligible for life insurance 12/01/2006)

Total Corporate Paid Life Insurance / SLBP	$3,200,000

- Optional Group Life Insurance	$4,800,000	Up to 6 times annual base salary. Paid monthly by the
	(Maximum)	executive.
		$0.19 per $1,000 (age 50-54)
		$0.43 per $1,000 (age 55-59)

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ESTIMATED TOTAL COMPENSATION AND BENEFITS

Robert S. Osborne

Group Vice President, General Counsel

BENEFIT PLANS	AMOUNT	COMMENTS
- Dependent Group Life Insurance	$150,000	Cost of coverage for spouse
	Spouse (max.)	$0.24 per $1,000 (age 50-54)
$0.37 per $1,000 (age 55-59)

	$30,000	Cost of coverage for children
Child (max.)
$0.08 per $1,000 (any age)

Eligibility commences 1st of the third month following date of hire.

- Personal Accident Insurance	$1,000,000 max. (employee) $500,000 max. (spouse) $50,000 max. (each child)

Employee pays full cost of $0.011 per $1,000 per month each for employee and spouse coverage and $0.025 per $1,000 per month for child(ren) coverage. Minimum coverage $10,000 per person. Eligibility commences first of the third month following date of hire.

(Assume hire date of 9/1/2006, eligible for PAI 12/01/2006)

- Short Term Disability (Salary Continuation)	$66,667 per month	Benefit equals 100% of pay up to 12 months, provided that executive has attained one year of service otherwise time-for-time. Eligibility commences immediately.

- Long Term Disability (Extended Disability Benefit)	$40,000 per month

Benefit equals 60% of pay and is payable time-for-time up to a maximum of 5 years.

Eligibility commences 1st day of the month following attainment of six months of continuous service.

(Assume hire date of 9/1/2006, eligible for long term disability 4/01/2007)

- Supplemental Extended Disability Benefit (SEDB)	$40,000 per month

Benefit equals 60% of pay. Employee must elect this benefit when first eligible or may be required to provide proof of good health to enroll thereafter. SEDB will provide for additional disability benefits beyond expiration of corporate paid EDB until the earlier of (1) recovery, (2) death or (3) the later of age 65. (Cost is .0014 of 60% salary or $56 per month)

Enroll either upon hire (receipt of Flex kit) or during first annual Flex enrollment period (fall of 2006). Contributions and coverage do not commence until employee acquires 13 months of service - November 2007.

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ESTIMATED TOTAL COMPENSATION AND BENEFITS

Robert S. Osborne

Group Vice President, General Counsel

BENEFIT PLANS	AMOUNT	COMMENTS
- Supplemental Disability Income Protection Program (SDIP)

SDIP is provided to U.S. executives on a voluntary, self-pay basis by an outside vender - UnumProvident. It will supplement the EDB program by providing tax-free additional benefits based on your total base salary and your annual incentive plan compensation. No medical underwriting is required and it is fully portable.

No increase in premiums until age 65. Eligible to enroll immediately.

Have opportunity to convert this insurance to Long-Term Care insurance after age 60.

Health Care Hospital, surgical, dental, vision and prescription drugs		Various coverages available at employee election, including Basic Medical, Enhanced Medical, PPO, and HMO options. Plans have varying levels of monthly contributions, deductibles, co-pays, and out-of-pocket maximums. Includes no pre-existing condition exclusion. This benefit is not continued in retirement. Eligibility commences on the 1st of the third month following the date of hire. (Assume hire date of 9/1/2006, eligible for health care on 12/1/2006)

Savings-Stock Purchase Program		May defer up to $15,000 for 2006 (indexed) as pre-tax contributions (401k). Over 70 investment options are available in the S-SPP, including funds offered by Fidelity. Eligibility commences on the 1st day of the month following 6 months of service. No match at this time - this may vary from time to time based on company performance. (Assume hire date of 9/1/2006, eligible for SSPP on 4/1/2007)

Benefit Equalization Plan “Phantom” contribution based on salary of:		Since the executive’s S-SPP contributions are stopped due to IRS limits (at salary limit of $220,000 for 2006), when there is a GM match it continues to accrue to this plan on and unfunded, non-qualified basis. The “phantom” contribution is in GM Common Stock and is not available until separates from GM. (Eligibility same as SSPP)

Post-retirement insurances		An annual GM contribution of 1% of eligible monthly base salary up to the annual IRS limit ($220,000 for 2006) is provided for post-retirement insurances. ($2,200 contribution)

Benefits Equalization Plan		Additionally, an annual GM contribution of 1% of base salary in excess of the compensation limit ($220,000 for 2006) is also provided for post-retirement insurances. ($5,800 contribution)

Personal Umbrella Liability Insurance	$5,000,000	Company-paid for executives only. Imputed income is assessed annually on this benefit. Current imputed income is $632.

Retirement Program		4% Defined Contribution Plan - 4% of Base Salary and Annual Incentive Plan Payout (At target bonus - $60,800 contribution)

Vacation/holiday	Five weeks vacation and GM paid holidays	Holidays include a shutdown between Christmas and New Years. One week vacation to be taken during the summer shutdown, if applicable. Eligibility for the full first year vacation based on date of hire.

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ESTIMATED TOTAL COMPENSATION AND BENEFITS

Robert S. Osborne

Group Vice President, General Counsel

OTHER BENEFITS	COMMENTS
Senior Management Vehicle Program	Senior executives may select a GM car or truck that will be rotated periodically. Fuel, insurance, license and depreciation, all are paid by the company. Imputed income is assessed (up to a cap) and grossed up by GM, plus a $150 per month administration fee. Additionally, under the safe driving program, any DUI violation within 3 years prior to date of hire at GM will be reviewed and may result in suspension from the program. Further, any driving infraction, following date of hire, which results in a drivers license suspension or restriction may result in suspension from the program.

Executive Physical	Age 46 and over - annually. Eligibility will commence in calendar year 2007.

Financial Counseling Program	Financial counseling is provided to senior management executives. A corporate officer may select his own vendor. This benefit is Corporate-paid and includes up to $7,000 the first year with lower costs in additional years. The executive is assessed imputed income on a portion of the cost of the program. There is no reimbursement for tax preparation. Eligibility commences the first of the year following hire. Eligible on 1/1/2007.

Stock Ownership Guidelines	Senior executives are expected to own GM common stock and formal ownership guidelines have been established for such positions. It is expected that you will achieve a level of holdings where the market value of your GM common stock is equal to 3 times your annual salary. This ownership requirement must be achieved within five years of hire.

Non-Compete Agreement	Attached

The provisions of the benefits and incentive compensation plans (Annual Incentive, SPP, Stock Options) described in this document are covered solely by the individual plan documents. This is not a plan document. General Motors Corporation reserves the right to amend, change or terminate any program, benefit plan, policy or any element of compensation at any time. This document contains estimates only, it is not a contract and does not create or imply any guarantees.

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